Exhibit 3.1

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

TV18 HSN HOLDINGS LIMITED

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

TV18 HSN HOLDINGS LIMITED

Name.	1. The name of the Company is TV18 HSN HOLDINGS LIMITED.

Office.	2. The registered office of the Company will be situated in Cyprus.

Objects.	3. The objects for which the Company is established are:

To establish joint ventures companies	(1)

To establish or participate in establishing joint stock companies, corporations or other forms of legal entities anywhere in the world, to contribute in the share capital or other forms of equity in such joint stock companies, corporations or other forms of legal entities and to provide or participate in providing management, technical, engineering, financial or other types of services to such joint stock companies, corporations or other forms of legal entities.

Patents, trade marks marks etc.	(2)	To purchase or otherwise acquire, possess, sell, let, license, grant rights of use or otherwise dispose of patents, licences, brevets d’invention, trade marks, copyrights, inventions, licences and privileges, secret processes and know-how, designs and drawings, formula and recipe, technology and data reports, technical know-how and expertise, subject to royalty or limited or any part interest therein, either alone or in common with others in any part of the world, relating to manufacture of any and every product also useful in connection with maintenance and service of any structure, equipment, machinery and industrial constructions including marine equipment and ships and in general to do all the things connected herewith.

Consultants	(3)	To carry on, in any part of the world activities of business consultants, management consultants to industrial, commercial or any other enterprises in general, and to advise on methods of development and improvement of such enterprises in the fields of technology, industry and commerce as well as on matters of personnel and administration, introduction of systems or processes of production, storage, distribution, marketing of products and systems of sales and sales’ promotion and to undertake research and special studies on all the above mentioned matters and to undertake and promote the establishment of business in any part of the world and promote to this effect the creation of companies, partnerships, branches and in general all forms of carrying on business.

Business of an investment company.	(4)	To carry on the business of an investment company for that purpose to acquire and hold either in the name of the Company or in that of any nominee, shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world by original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise, whether or not fully paid up and to subscribe for the same subject to such terms and conditions as may be thought fit.

General trade.	(5)	To carry on, either alone or in common with others, in any part of the world, either in free zones or bonded areas or elsewhere, the business of commerce, works or general trade business, imports, exports, buying, selling. exchanging or in any other way trading of goods, industrial products, agricultural products, jewellery, watches, fruits, dried fruits, fruit juices. canned fruits, meats, dairy products, precious and semi precious stones, minerals, and in general products of any kind and denomination, either on cash basis, or on

		credit, or on hire purchase or against any other consideration and to carry on the business of commission agents, agents, brokers for any kind of trading transactions and for imports, exports, purchases, sales, exchanges of goods, industrial products, building materials, office equipment and supplies, minerals, agricultural products and in general of products of any kind and of any nature.

Industrial activities	(6)	To carry on the business of manufacturers, industrial packers for agricultural and stock-breeding products, meats, fruits, dairy products, fruit juices and other similar products, dried nuts, wines, industrial products of any kind as well as of industrial processors of precious and semi-precious materials, raw materials, waste materials, fruits, watches, jewellery, textiles and textile products, building materials as well as of every kind of product or item which is made partly or wholly of metals of any kind, glass, wood of any type, plastic, ceramic, leather, or any other raw or processed material and to trade with all the above products and goods.

Manufacture, wholesale of chemical products etc.	(7)	To carry on the business of manufacturing. wholesale and retail chemists and pharmacists and of manufacturers, refiners, processors, dealers, representatives distributors and agents of all kinds of diagnostic tests, natural remedies, vaccines, drugs, chemicals, pharmaceuticals and biological, chemical and medicinal preparations, articles and compounds of whatever nature and of manufacturers, assemblers, repairers, dealers, representatives, distributors and agents of all kinds of scientific, laboratory, medical, surgical, electrical. photographic and other apparatus, appliances, instruments, devices, systems and ancillary items of whatever nature, and to carry out investigations, experimentation and research of every description in relation to all of the aforesaid services, products, equipment and systems and the technologies associated therewith, and to develop, improve and extend the same in whatever respects and by whatever means.

To acquire movable and immovable property.	(8)	To purchase, obtain by way of gift, take on lease or sub-lease or in exchange, or otherwise acquire or possess and hold (for any estate or interest) any lands, buildings, easements, rights, privileges, concessions, permits, stock-in-trade, (for the activities of the company) and movable and immovable property of any kind and description (whether mortgaged charged or not).

To acquire and provide services and employees.	(9)	To provide or secure from others the provision of every and any services, employment of any nature referring to the business sector which any person, firm, or company wishes in connection with any business exercised by them including the engagement, training and lease of professional, clerical, manual and technical and other personnel and workers and particularly specialized personnel.

Manufacture and trade of electronic equipment.	(10)	To carry on the business of manufacturers of computers of any kind, radios, televisions, tape recorders, telephones, telex and telefax equipment, appliances for the reproduction of sound and vision, speakers, calculators, appliances of any kind used in wireless communications as well as any other similar products and to carry on the business of traders in all the above products and goods.

Tourist and other related activities.	(11)	To carry on the activities of tourist agents and representatives, to undertake as a contractor or sub-contractor the carrying out of tourist excursions and to provide all the related or connected to these services and facilities and to provide all services of any kind to tourists and travellers including their accommodation in hotels or other lodgings of any nature and to organise and manage tourist holidays, trips and excursions as well as to carry on the activities of preparers of lunches and food and of public caterers.

To erect and manage hotels and other buildings etc	(12)	To erect, maintain, work, manage, construct, reconstruct, alter, enlarge, repair, improve, adapt, furnish, decorate, control, pull down, replace any shops, offices, flats, hotels, motels, chalets, apartment blocks, villas, clubs, tourist resort facilities, electric works, or irrigation or water supply works, workshops, plants, mills, machinery, machines, warehouses and any other works, buildings, plants, conveniences or structures whatsoever, which the company may consider desirable for the purposes of its business and to contribute to, subsidize or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

To carry on transportation services.	(13)	To engage in ocean, coastal and riverside transportation as well as air and land transportation and generally to carry goods, freight, passengers, mail and personal effects by sea, air and land anywhere in the world.

To acquire and lease property and equipment.	(14)	To acquire or possess either by purchase, lease, exchange or otherwise, offices or other property, lodgings, furniture, equipment, components and branches or any objects for the purpose of leasing or renting them or to make them available for use or otherwise by any person, firm or company.

To carry on other business.	(15)	To carry on any other business or activity or do any act whatsoever which may seem to the Directors capable of being conveniently or advantageously carried on or done in connection with any of the above objects or calculated directly of indirectly to enhance the value of or render more profitable any of the company’s business property or rights and to undertake any work or business carried on or performed prior to incorporation, which the company decides to take over or continue.

To deal with property of the company in general and to advertise.	(16)	To improve, manage, control, cultivate, develop, exploit, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, grant as gift, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property in, assets and rights of the company or in which the company is interested in or otherwise assume all or part of the assets of the company and to adopt such means of making known and advertising the business and products of the company as may seem expedient.

To deal in movable property.	(17)	To manufacture, repair, import, buy, sell, export, let on hire and generally trade or deal in, any kind of accessories, articles, apparatus, plant, machinery, tools, electronic equipment, computers, domestic video recorders and radios, goods, properties, rights to ownership and rights of any nature or things of any description capable of being used or dealt with by the company in connection with any of its objects.

To deal in movable property.	(18)	To deal in, utilise for building or other purposes, let on lease or sublease or on hire, to assign or grant licence over the whole or part or parts of immovable property and, charge or mortgage, the whole or any part or parts of the immovable property belonging to the company or any rights therein or in which the company is interested on such terms as the company shall determine.

To acquire other businesses	(19)	To purchase or otherwise acquire all or any part of the business, assets, property and liabilities of any company, society, partnership or person, formed for all or any part of the purposes within the objects of this company, or established to carry on any business or intending to carry on any business which this company is authorised to carry on, or intending to carry on such activities possessing property suitable for the purposes of the company and to undertake, conduct and carry on, or liquidate and wind up, any such business and in consideration for such acquisition to pay in cash, issue shares, undertake any liabilities or acquire any interest in the vendors business.

To acquire patents, etc.	(20)	To apply for and take out, purchase or otherwise acquire any designs, trade marks, patents rights or inventions, brevets d’invention, copyright or secret processes, which may be useful for the company’s objects, and to grant licences to use the same.

To pay preliminary and other expenses.	(21)	To pay all costs, charges, and expenses incurred or sustained in or about the promotion, formation and establishment of the company, or which the company shall consider to be in the nature of preliminary expenses or expenses incurred prior to incorporation and with a view to incorporation, including therein fees for professional services, the cost of advertising, taxes, commissions for underwriting, brokerage, printing and stationery, salaries to employees and other similar expenses and expenses attendant upon the formation and functioning of agencies, local boards or local administration or other bodies, or expenses relating to any business or work carried on or performed prior to incorporation, which the company decides to take over or continue.

To pay underwriting commissions.	(22)	Upon any issue of shares, debentures or other securities of the company, to employ brokers, commission agents and underwriters, organisations or banks underwriting the issue of securities and to provide for the remuneration of such persons for their services by payment in cash or by the issue of shares, debentures or other securities of the company, or by the granting of options to take the same, or in any other manner allowed by law.

To borrow or raise money.	(23)	To borrow, raise money or secure obligations (whether of the company or any other person) in such manner and on such terms as may seem expedient, including the issue of debentures, debenture stock (perpetual or terminable), bonds, mortgages or any other securities, founded or based upon all or any of the property and rights of the company, including its uncalled capital, or without any such security, and upon such terms as to priority or otherwise, as may be thought fit by the company.

To lend and give credit and guarantees.	(24)	To lend and advance money or give credit to any person, firm or company, to guarantee and give guarantees or indemnities for the payment of money or the performance of contracts or obligations by any person. firm or company, to secure or undertake in any way the repayment of money lent or advanced to or the liabilities incurred by any person. firm or company, and otherwise to assist any person or company in any way as may be thought fit.

To draw, etc. negotiable instruments.	(25)	To draw, execute, issue, accept, make, endorse, discount and negotiate bills of exchange, promissory notes, bills of lading. and other negotiable or transferable instruments or securities.

To receive money on deposit	(26)	To receive money on deposit, with or without allowance of interest thereon.

To make advances	(27)	To advance and lend money either upon receiving such security or guarantee as may be thought proper, or without taking any such security therefor.

To invest.	(28)	To invest the moneys of the company not immediately required in such manner, other than in the shares of this company, as from time to time may be determined by the Directors.

To underwrite,	(29)	To issue, or guarantee the issue of or the payment of interest on the issue of shares, debentures, debenture stock, or other securities or obligations of any company or association, and to pay or provide for the payment of brokerage, commission, and underwriting expenses in respect of any such issue.

To acquire shares in other companies	(30)	To acquire by subscription, purchase or otherwise, and to accept, take, hold, trade in, convert and sell any kind of shares, stock, debentures or other securities or interest in any other company, society or undertaking whatsoever.

To issue shares and securities and remunerate persons in consideration of property or services	(31)	To issue and allot fully or partly paid shares in the capital of the company or issue debentures or securities in full payment or part payment of any movable or immovable property purchased or otherwise acquired by the company or any services rendered to the company and to remunerate in cash or otherwise any person, firm or company for the rendering services to this company or grant donations to such persons.

To establish agencies.	(32)	To establish anywhere in the world branch offices, regional offices, agencies and local boards and to regulate and to discontinue the same.

To provide for officers, employees and their families.	(33)	To provide for the welfare of officers or of persons in the employment of the company, or former officers or formerly in the employment of the company or its predecessors in business (including officers or employees of any subsidiary or associated or allied company, and the wives, widows, dependants and families of such persons), by grants of money, pensions or other payments, (including payments of insurance premia) and to form, subscribe to, or otherwise

		aid, any trust, fund or scheme for the benefit of such persons, and any benevolent, religious, scientific, national or other institution or object of any kind, which shall have any moral or other claims to support or aid, by the company by reason of the nature or the locality of its operations or otherwise.

To subscribe to charities.	(34)	From time to time to subscribe or contribute to any charitable, benevolent, or useful object of a public character the support of which will, in the opinion of the company, tend to increase its repute or popularity among its employees, its customers, or the public.

To amalgamate or work jointly.	(35)	To enter into and carry into effect any arrangement for joint working in business, union of interests, limiting competition, partnership or for sharing of profits, or for amalgamation, with any other company, partnership or person, carrying on business within the objects of this company .

To promote companies.	(36)	To establish, promote and otherwise assist, any company or companies for the purpose of acquiring any of the property or furthering any of the objects of this company or for any other purpose which may seem directly or indirectly calculated to benefit this company.

To promote legislation and enter into arrangements with Governments.	(37)	To apply for, promote, and obtain any Law, Order, Regulation, By-Law, Decree, Charter, concession, right, privilege, licence or permit for enabling the company to carry any of its objects into effect, or for effecting any modification of the company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may be calculated directly or indirectly to prejudice the company’s interest and to enter into and execute any arrangement with any Government or Authority, (supreme, municipal, local or otherwise) that may seem conducive to the company’s objects or any of them.

To sell undertaking.	(38)	To sell, dispose of, mortgage, charge, grant rights or options or transfer the business, property and undertakings of the company, or any part or parts thereof, for any consideration which the company may seem fit to accept.

To accept shares in payment.	(39)	To accept stock or shares in, or the debentures or mortgage debentures or other securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any other company.

To distribute assets in specie	(40)	To distribute in specie or otherwise as may be resolved any assets of the company among its members and particularly the shares, debentures or other securities of any other company belonging to this company or of which this company may have the power of disposing.

To act as agents.	(41)	To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with other companies firms or persons either as factors, trustees, principals, sub-contractors or agents for, any other company, firm or person, or through any factors, trustees, sub-contractors or agents.

To register abroad and to act as secretary etc.	(42)	To procure the company to be registered or recognised in any country or place to act as secretary, manager, director or treasurer of any other company.

General powers.	(43)	Generally to do all such other things as may appear to the company to be incidental or conducive to the attainment of the above objects or any of them.

Construction of objects.		The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except when the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set forth in such sub-clause or from the terms of any other sub-clause or marginal title or by the name of the company. None of such sub-clauses or the object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the company shall have full power to endeavour to achieve all or any of the objects conferred by and provided in anyone or more of the said sub-clauses.

Activities.		The company (a) shall not provide any financial services other than to its shareholders or bodies corporate in its group of companies (for the purposes hereof the term “provision of financial services” includes dealing in investments, managing investments, giving investment advice or establishing and operating collective investment schemes. The term “investments” includes shares, debentures, government and public securities, warrants, certificates representing securities, units in collective investment schemes, options, futures and contracts for differences) and (b) shall not assume directly or indirectly. any obligations to the public, whether in the form of deposits, securities or other evidence of debt (for the purposes hereof the term “public” does not include banking or credit institutions, which are not related, legally or otherwise with the company or with the company’s shareholders. The term “deposits’ does not include sums of money received on terms which are referable to an agreement for the provision of goods or services other than “financial services” as described hereinabove. The term “debt” does not include credit obtained in relation to the provision of goods or services)

4. The liability of the members is limited.

Liability Capital

5. The share capital of the company is USS225.000 divided into 225.000 shares of US$1 each, the company having the power to issue any of the shares, whether of the initial capital or of any subsequently increased capital, with any, or subject to any preferential, special or qualified rights or conditions either with regard to dividends or repayment of capital or voting or otherwise.

1)      It has been increased to $ 1 450 000 Ordinary and $ 484 000 preference shares by ordinary Resolution dated 11/7/2006. See R11

2)      It has been increased to USD $ 7,736,000 by special Resolution dated 2/4/2008 see R29

3)      Change of nominal value of shares from $1 to $0.10 by HE16 dated 2/4/2008 R31

4)      Change of nominal value of shares from $ 0.10 to $ 0.04 by HE16 dated 18/6/08 R33

5)      R35 (25/6/08)

6)      Classification of shares by special Res. dated 24/11/2009 See R51

Signatories	WE, whose names and addresses are subscribed, are desirous of being formed into a company in pursuance of this memorandum of association, and we respectively agree to take the number of shares in the capital of the company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS	Number of shares taken by each Subscriber

210.000 shares

CITCO (CYPRUS SERVICES LTD
Company Limited by Shares
Themistokli Dervi 48
Centennial Building, Office 701
1066 Nicosia

Date today the      day of          2006

Witness to the above signatures:-

Name:

Occupation:

Address: